Exhibit 23

Consent of Independent Registered Public Accounting Firm

WashingtonFirst Bankshares, Inc.
Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-192926) of our report dated May 16, 2014, relating to the Statement of Assets Acquired and Liabilities Assumed by WashingtonFirst Bank appearing in this Form 8-K/A.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, VA

May 16, 2014